EXHIBIT (4)

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (THE “DEPOSITARY”), TO A NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY TO MERRILL LYNCH & CO., INC. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

MERRILL LYNCH & CO., INC.

10.71% Brazilian Real Notes Due March 8, 2017

No. R-1	ISIN NUMBER: US59022CAP86	Aggregate Principal Amount:
CUSIP: 59022CAP8		R$637,800,000

MERRILL LYNCH & CO., INC., a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or registered assigns, a cash amount in United States dollars equal to the principal sum of SIX HUNDRED THIRTY SEVEN MILLION AND EIGHT HUNDRED THOUSAND BRAZILIAN REAIS (R$637,800,000) on March 8, 2017, as determined by reference to the BRL/USD Exchange Rate (as defined below) determined on the Exchange Rate Determination Date (as defined below) immediately preceding March 8, 2017, and to pay a cash amount in United States dollars equal to interest on said principal sum, as determined by the Calculation Agent by reference to the BRL/USD Exchange Rate determined on the Exchange Rate Determination Date immediately preceding the applicable Interest Payment Date (as defined below), semi-annually in arrears on March 8 and September 8 of each year, commencing September 8, 2007 to and including the stated maturity date (each such date, an “Interest Payment Date”). Interest will accrue on the principal sum (denominated in Brazilian reais) at the rate of 10.71% per annum from and including the most recent Interest Payment Date to which interest has been paid or duly provided for, or, if no interest has been paid or duly provided for, from and including March 8, 2007, to but excluding the next Interest Payment Date or the date on which the principal is paid or duly made available for payment. The amount of interest paid for any period will be computed on the basis of a 360-day year of twelve 30-day months. All amounts due in respect of principal and interest will be paid in United States dollars, calculated by the Calculation Agent (as defined below) by translating the Brazilian real amounts into United States dollars at the BRL/USD Exchange Rate on the applicable Exchange Rate Determination Date. In the event that any date on which interest or principal is payable on this Note is not a Banking Business Day, (as defined below) then a payment of the interest or principal payable on such date will be made on the next succeeding Banking Business Day (and no interest will accrue on the amount payable from such scheduled payment date to the next succeeding Banking

Business Day) with the same force and effect as if made on the date the payment was originally payable. A “Banking Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close. The interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Securities, as defined in the Indenture) is registered at the close of business on the Regular Record Date for such interest installment, which shall be the close of business on the fifteenth calendar day immediately preceding such Interest Payment Date. Any such interest installment not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

“Exchange Rate Determination Date” means the second São Paulo/New York Business Day (as defined below) prior to (i) the applicable Interest Payment Date or (ii) the stated maturity date, as the case may be.

“São Paulo/New York Business Day” means any date, other than a Saturday or Sunday, on which commercial banks and foreign exchange markets are open, or are not authorized to close, in São Paulo, Brazil and The City of New York.

“Calculation Agent” means Merrill Lynch Capital Services, Inc.. All determinations made by the Calculation Agent, absent a determination of a manifest error, will be conclusive for all purposes and binding upon the Company and the holders and beneficial owners of the Notes.

The “BRL/USD Exchange Rate” will be the currency exchange rate expressed as the number of United States dollars for which one Brazilian real can be exchanged, for settlement in two São Paulo Exchange Business Days (as defined below), reported by the Banco Central do Brasil (the “Central Bank”) on SISBACEN Data System under transaction code PTAX-800 (“Consulta de Cambio” or Exchange Rate Inquiry), Option 5 (“Cotacões para Contabilidade” or “Rates for Accounting Purposes”) at approximately 6:00 p.m., São Paulo time, on the relevant Exchange Rate Determination Date; provided, however, that if the PTAX Rate scheduled to be reported on any Exchange Rate Determination Date is not reported by the Central Bank on such Exchange Rate Determination Date, then the BRL/USD Exchange Rate will be BRL12. If the BRL/USD Exchange Rate cannot be calculated as described above, the Calculation Agent will determine the BRL/USD Exchange Rate by reference to the quotations received from three leading Brazilian banks as shall be selected by the Calculation Agent in its sole discretion (collectively, the “Reference Banks”). The quotations will be determined in each case for such Exchange Rate Determination Date as soon as practicable after it is determined that the BRL/USD Exchange Rate cannot be calculated as described above for such Exchange Rate Determination Date. The Calculation Agent will ask each of the Reference Banks for quotations for the offered Brazilian real/U.S. dollar exchange rate for the sale of U.S. dollars. The

BRL/USD Exchange Rate will be the average of the Brazilian real/U.S. dollar exchange rates obtained from the Reference Banks. If only two quotations are obtained, the BRL/USD Exchange Rate will then be the average of the Brazilian real/U.S. dollar exchange rates obtained from the Reference Banks. If only one quotation is obtained, the BRL/USD Exchange Rate will be that quotation. Where no such quotations are obtained from the Reference Banks, if the Calculation Agent determines in its sole discretion that there are one or two other suitable replacement banks active in the Brazilian real/U.S. dollar market, the Calculation Agent shall ask such banks to provide such quotations and shall use such quotations as it receives to determine the BRL/USD Exchange Rate (taking an average rate, as set forth above, if applicable).

“BRL12” means the EMTA BRL Industry Survey Rate (BRL12) for the applicable Exchange Rate Determination Date.

“São Paulo Exchange Business Day” means any day, other than a Saturday or Sunday, on which commercial banks and foreign exchange markets are open, or are not authorized to close, in São Paulo, Brazil.

Payment of the principal of and interest on this Note will be made at the office or agency of the Company maintained for that purpose in New York, New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

The indebtedness evidenced by this Note is, to the extent provided in the Indenture, unsecured and will rank equally with all other unsecured and unsubordinated indebtedness of the Company, and this Note is issued subject to the provisions of the Indenture with respect thereto.

Reference is hereby made to the further provisions of the Indenture summarized on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, Merrill Lynch & Co., Inc. has caused this instrument to be duly executed under its corporate seal.

Dated: March 8, 2007

CERTIFICATE OF AUTHENTICATION This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.	Merrill Lynch & Co., Inc.

[Copy of Seal]

The Bank of New York, as Trustee	By:
Treasurer

By:	Attest:
Authorized Officer		Secretary

Reverse of Note

This Note is one of a duly authorized issue of Securities of the Company, designated as its 10.71% Brazilian Real Notes Due March 8, 2017 (herein called the “Notes”), initially limited in aggregate principal amount to R$637,800,000 issued under an indenture, dated as of April 1, 1983, as amended and restated (herein referred to as the “Indenture”), between the Company and The Bank of New York, as successor Trustee (herein referred to as the “Trustee”, which term includes any successor Trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights thereunder of the Company, the Trustee and the Holders of the Securities, and the terms upon which the Securities are to be authenticated and delivered.

All terms used in this Note which are defined in the Indenture but not in this Note shall have the meanings assigned to them in the Indenture.

General

The Company hereby covenants for the benefit of the Holders of Securities, to the extent permitted by applicable law, not to claim voluntarily the benefits of any laws concerning usurious rates of interest against a Holder of Securities.

The Securities are not subject to redemption by the Company or at the option of the Holder prior to the stated maturity date.

In case an Event of Default with respect to the Notes shall have occurred and be continuing, the amount payable to a Holder of the Notes upon any acceleration permitted by the Securities shall be equal to the amount payable on the stated maturity date, calculated as though the date of acceleration were the stated maturity date of the Notes.

In case of default in payment of the Notes, whether on the stated maturity date, any Interest Payment Date or upon acceleration, from and after that date, the Notes will bear interest, payable upon demand of their Holders of the Notes, at the then current Federal Funds rate, reset daily, as determined by reference to Reuters page H15FED1, to the extent that payment of any interest is legally enforceable on the unpaid amount due and payable on that date in accordance with the terms of the Notes to the date payment of that amount has been made or duly provided for. “Reuters page H15FED1” means such page or any successor page, or page on a successor service, displaying such rate. If the Federal Funds rate cannot be determined by reference to Reuters page H15FED1, the Federal Funds rate will be:

(1)	the rate with respect to the particular interest determination date for United States dollar federal funds as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “Federal Funds (Effective)”, or

(2)	if the rate referred to in clause (1) is not published by 3:00 P.M., New York City time, on the related calculation date, the rate with respect to the particular interest determination date calculated by the Calculation Agent as the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in The City of New York, which may include the Calculation Agent or its affiliates, selected by the Calculation Agent prior to 9:00 A.M., New York City time, on the Banking Business Day following that interest determination date, or

(3)	if the brokers selected by the Calculation Agent are not quoting as mentioned in clause (2), the Federal Funds rate for the Banking Business Day preceding the particular interest determination date.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than 66 2/3% in aggregate principal amount of the Securities at the time Outstanding of each series affected thereby. Holders of specified percentages in aggregate principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of each series, are permitted to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of the Notes shall be conclusive and binding upon such Holder and upon all future Holders of the Notes and of any Notes issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon the Notes.

No reference herein to the Indenture and no provision of the Notes or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay any amount payable with respect to the Notes and any interest on any overdue amount thereof at the time, place and rate, and in the coin or currency herein prescribed.

As provided in the Indenture and subject to certain limitations set forth therein and on the first page hereof, the transfer of the Notes may be registered on the Security Register of the Company, upon surrender of the Notes or registration of transfer at the office or agency of the Company in the Borough of Manhattan, The City of New York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company duly executed by, the Holder hereof or by his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, shall be issued to the designated transferee or transferees.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or governmental charge payable in connection therewith.

The Company and each Holder or beneficial owner of the Notes (by acceptance hereof) hereby agree to characterize and treat the Notes for all tax purposes as indebtedness and, where required, the Company shall file information returns with the Internal Revenue Service in accordance with this characterization and tax treatment, in the absence of any change or clarification in the law, by regulation or otherwise, requiring a different characterization or tax treatment of the Notes.

Prior to due presentment of the Notes for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name the Notes is registered as the owner hereof for all purposes, whether or not the Notes be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

Unless the certificate of authentication hereon has been executed by The Bank of New York, the successor Trustee under the Indenture, or its successor thereunder, by the manual signature of one of its authorized officers, the Notes shall not be entitled to any benefits under the Indenture or be valid or obligatory for any purpose.

The Notes are issuable only in registered form without coupons in minimum denominations of R$200,000.00 and integral multiples of R$20,000.00 in excess thereof. This Note shall remain in the form of a global security held by the Depositary. Notwithstanding the foregoing, if (x) any depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 60 days, (y) the Company executes and delivers to the Trustee a Company Order to the effect that this Note shall be exchangeable or (z) an Event of Default has occurred and is continuing with respect to this Note, this Note shall be exchangeable for Notes in definitive form of like tenor and of an equal aggregate principal amount, in minimum denominations of R$200,000.00 and integral multiples of R$20,000.00 in excess thereof. Such definitive Notes shall be registered in such name or names as the Depositary shall instruct the Trustee. If definitive Notes are so delivered, the Company may make such changes to the form of this Note as are necessary or appropriate to allow for the issuance of such definitive Notes.

THE SECURITIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.